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Exhibit 10.1

PROMISSORY NOTE

$1,500,000	Greenwood Village, Colorado
January 2, 2002

        FOR VALUE RECEIVED, the undersigned (referred to as "Maker") promises to pay to the order of CIBER, Inc., a Delaware Corporation (the "Lender"), at 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111, or at such other place or places as Lender may designate from time to time, on maturity the unpaid principal amount of the loan made by the Lender to Maker hereunder. All such payments of principal shall be due and payable on December 31, 2002. This note shall not bear interest through the time of maturity. Imputed interest at the minimum allowable rate under the Internal Revenue Code will be reported to the I.R.S. and Maker is responsible for any and all taxes related thereto. If this note is not paid in full upon maturity, the balance of principal shall bear interest from the time of maturity until paid at a maximum rate of eighteen (18%) per year or the maximum rate permitted by law, whichever is less. All payments hereunder shall be made in lawful money of the United States of America.

        Maker may borrow, on a revolving basis, up to one million, five hundred thousand dollars ($1,500,000) from Lender hereunder. All loans made by the Lender to Maker and all repayments of principal thereof shall be recorded by the Lender and, prior to any transfer of this note, shall be endorsed on the schedule attached hereto which is a part of this note, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Maker hereunder.

        Maker shall have the right of prepaying all or any part of this note at any time without penalty.

        The terms of this note may be amended from time to time, in writing, by mutual consent of Lender and Maker.

        Lender and Maker hereby confirm that this borrowing constitutes a related party transaction, as such term is defined in Item 404 of Regulation S-K of the Securities and Exchange Act of 1934, as amended. Maker has directed Lender to disclose the borrowing and the terms of this note, as necessary, pursuant to applicable securities regulations.

        Maker agrees to pay costs of collection, including reasonable attorneys' fees, in the event of a default. All payments received hereunder shall be applied as follows: (i) first, to collection costs, (ii) second, to accrued interest; and (iii) third, to principal.

        Maker hereby waives demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices, filing of suit and diligence in collecting this note. In any action or proceeding brought under this Note, Maker and Lender waive trial by jury. Maker further agrees that this note shall be deemed to have been made under and shall be governed by the laws of the State of Colorado in all respects.

Mac J. Slingerlend

        The terms of the foregoing Promissory Note are hereby agreed and accepted by CIBER, Inc. as of January 2, 2002.

CIBER, Inc., a Delaware corporation
By:
Bobby G. Stevenson Chairman of the Board of Directors

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  Exhibit 10.1
PROMISSORY NOTE